Exhibit 4.55

Execution Version

INVESTMENT AGREEMENT

dated as of February 17, 2009

between

Sirius XM Radio Inc.

and

Liberty Radio, LLC

TABLE OF CONTENTS

		Page
ARTICLE I

PURCHASE; CLOSING

1.1	Purchase	1
1.2	Closing	2
1.3	Closing Conditions.	2

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties of the Company	4
2.2	Representations and Warranties of Purchaser	7

ARTICLE III

COVENANTS

3.1	Filings; Other Actions	9
3.2	Corporate Actions.	10
3.3	Equity Issuances	11
3.4	Confidentiality	11

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1	Standstill	11
4.2	Transfer Restrictions	14
4.3	Legend	15
4.4	Reservation for Issuance	16
4.5	[Reserved]	16
4.6	No-Shop; Competing Proposals; Right to Terminate and Pay Termination Fee; Purchaser’s Right to Improve Terms	16
4.7	Registration Rights	18
4.8	Participation Right	31
4.9	Election of Directors	33

ARTICLE V

MISCELLANEOUS

5.1	Survival	33
5.2	Expenses	34

i

5.3	Amendment; Waiver	34
5.4	Counterparts	34
5.5	Governing Law	34
5.6	WAIVER OF JURY TRIAL	34
5.7	Notices	34
5.8	Entire Agreement	35
5.9	Interpretation; Other Definitions	35
5.10	Captions	39
5.11	Severability	39
5.12	No Third Party Beneficiaries	39
5.13	Public Announcements	39
5.14	Specific Performance	39
5.15	Termination	40

INDEX OF DEFINED TERMS

Term	Location of Definition
Affiliate	5.9(a)
Agreement	Preamble
Anti-Takeover Provision	3.2(b)
Beneficially Own	5.9(g)
Beneficial Ownership	5.9(g)
Board of Directors	2.1(c)
Bylaws	2.1(a)
business day	5.9(e)
Capitalization Date	2.1(b)
Certificate of Incorporation	Recitals
Closing	1.1
Closing Date	1.2(a)
Closing Price	4.1(e)
Common Stock	2.1(b)
Company	Preamble
Company Indemnitee	4.7(g)
Company Preferred Stock	2.1(b)
Company Stock Awards	2.1(b)
Company Stock Options	2.1(b)
Company Subsidiary	2.1(a)
Competing Proposal	4.6(a)
control/controlled by/under common control with	5.9(a)
Credit Agreements	Recitals
Delaware Secretary	Recitals
Distributed Company	5.9(h)
Distributed Transaction	5.9(i)
DGCL	2.1(f)
Equity Securities	5.9(k)
Exchange Act	4.1(c)
Governmental Entity	2.2(b)
Hedging Counterparty	4.7(l)
Hedging Transaction	4.7(l)
herein/hereof/hereunder	5.9(d)
Holder	4.8(l)
HSR Act	3.1
including/includes/included/include	5.9(c)
Indemnitee	4.7(g)
Independent Common Directors	4.1(e)
Information	3.4
In the Money Securities	5.9(l)
Liberty	5.9(m)

Term	Location of Definition
Liberty Parties	5.9(n)
Liberty Party New Securities	4.8
Maximum Amount	4.8(b)
New Issuance Notice	4.8(a)
New Securities	4.8(d)
Non-Solicitation Period	4.6(a)
or	5.10(b)
Parent Company	5.9(n)
Permitted Tender Offer	4.1(e)
person	5.9(f)
Phase I Credit Agreement	Recitals
Phase II Credit Agreement	Recitals
Piggyback Registration	4.7(a)
Preferred Stock	Recitals
Preferred Stock Certificates of Designations	Recitals
Preferred Stock Director	4.1(e)
Preferred Stock Notice	1.2(a)
Purchase Price	1.1
Purchaser	Preamble
Qualified Distribution transferee	5.9(p)
Qualified Hedging Transaction	5.9(q)
Qualified Pledge	5.9(r)
Qualified Stock Lending Transactions	5.9(s)
Refinance	5.9(t)
register, registered and registration	4.7(l)
Registrable Securities	4.7(l)
Registration Expenses	4.7(l)
Rule 144	4.7(l)
Rule 159A	4.7(l)
Rule 405	4.7(l)
Rule 415	4.7(l)
Scheduled Blackout Period	4.7(l)
SEC	4.7(a)
Securities Act	2.1(d)
Series B-1 Preferred Stock	Recitals
Series B-1 Preferred Stock Certificate of Designations	Recitals
Series B-2 Preferred Stock	Recitals
Series B-2 Preferred Stock Certificate of Designations	Recitals
Selling Expenses	4.7(l)
Series A Preferred Stock	2.1(b)
Shelf Registration Statement	4.7(a)
Special Registration	4.7(l)

Term	Location of Definition
Subsidiary	2.1(a)
Superior Proposal	4.6(a)
Termination Fee	4.6(c)
Transfer	5.9(u)
Voting Debt	2.1(b)
XM Opco	Recitals
XM Holdings	4.6
XM Facility Amendments	5.9(v)

v

LIST OF EXHIBITS

Exhibit A:	Form of Series B-1 Preferred Stock Certificate of Designations
Exhibit B:	Form of Series B-2 Preferred Stock Certificate of Designations
Exhibit C:	Form of DGCL Section 203 Resolution

INVESTMENT AGREEMENT, dated as of February 17, 2009 (this “Agreement”), between Sirius XM Radio Inc., a Delaware corporation (the “Company”), and Liberty Radio, LLC, a Delaware limited liability company (“Purchaser”), a wholly owned subsidiary of Liberty Media Corporation.

RECITALS:

Simultaneously with the execution of this Agreement, (i) the Company and Liberty Media Corporation have entered into the $280,000,000 Senior Secured Term Loan Credit Agreement (the “Phase I Credit Agreement”) and (ii) XM Satellite Radio Inc. (“XM Opco”) and Liberty Media Corporation have entered into the $150,000,000 Senior Secured Term Loan Credit Agreement (the “Phase II Credit Agreement”, and, together with the Phase I Credit Agreement, the “Credit Agreements”).

The Company intends to sell to Purchaser, and Purchaser intends to purchase from the Company, as an investment in the Company (i) shares of a series of convertible preferred stock, par value $0.001 per share, of the Company (the “Series B-1 Preferred Stock”) having the terms set forth in a certificate of designations for the Series B-1 Preferred Stock in the form attached as Exhibit A (the “Series B-1 Preferred Stock Certificate of Designations”) made a part of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) by the filing of the Series B-1 Preferred Stock Certificate of Designations with the Secretary of State of the State of Delaware (the “Delaware Secretary”) and (ii) shares of a series of convertible preferred stock, par value $0.001 per share, of the Company (the “Series B-2 Preferred Stock”; and, together with the Series B-1 Preferred Stock, the “Preferred Stock”) having the terms set forth in a certificate of designations for the Series B-2 Preferred Stock in the form attached as Exhibit B (the “Series B-2 Preferred Stock Certificate of Designations”; and, together with the Series B-1 Preferred Stock Certificate of Designations, the “Preferred Stock Certificates of Designations”) made a part of the Certificate of Incorporation by the filing of the Series B-2 Preferred Stock Certificate of Designations with the Delaware Secretary.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

PURCHASE; CLOSING

1.1 Purchase. On the terms and subject to the conditions set forth herein, simultaneously with the earlier of (i) the initial funding under the Phase II Credit Agreement, and (ii) (A) the effectiveness of the XM Facility Amendments (as defined in Section 5.09(v), below) and (B) the delivery by Liberty Media Corporation of a certification that each of the conditions to the initial funding under the Phase II Credit Agreement have been satisfied or waived and that the lender under such agreement is ready, willing and able to fund (the “Closing”), Purchaser will purchase from the Company, and the Company will sell to Purchaser, 12,500,000 shares of Preferred Stock (to be allocated between Series B-1 Preferred Stock and Series B-2 Preferred Stock in accordance with Section 1.2(a)) for an aggregate purchase price of $12,500 (the

“Purchase Price”) and as additional consideration for making the loans to the Company to be made under the Phase II Credit Agreement.

1.2 Closing.

(a) Subject to the satisfaction or waiver of the conditions set forth in Section 1.3, the Closing shall occur simultaneously with the earlier to occur of (i) the initial funding under the Phase II Credit Agreement or (ii) (A) the effectiveness of the XM Facility Amendments and (B) the delivery by Liberty Media Corporation of a certification that each of the conditions to the initial funding under the Phase II Credit Agreement have been satisfied or waived and that the lender under such agreement is ready, willing and able to fund, at the offices of Simpson Thacher & Bartlett LLP located at 425 Lexington Avenue, New York, New York 10017 or such other date or location as agreed by the parties (the “Closing Date”). As soon as practicable and not later than two business days prior to the Closing Date, Purchaser shall provide the Company with written notice (the “Preferred Stock Notice”) of the number of shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock to be issued at the Closing, which number shall, in any event, equal 12,500,000 in the aggregate. In the event, that prior to the Closing, Purchaser has not delivered evidence reasonably satisfactory to the Company of Purchaser’s ability to purchase the number of shares of Series B-1 Preferred Stock set forth in the Preferred Stock Notice without requiring a filing under the HSR Act, the Company shall issue Purchaser at the Closing, in lieu of shares of Series B-1 Preferred Stock, a corresponding number of Series B-2 Preferred Stock. Upon the expiration or early termination of the waiting period under the HSR Act, shares of Series B-2 Preferred Stock will become convertible into shares of Series B-1 Preferred Stock as provided in the Series B-2 Certification of Designations.

(b) Subject to the satisfaction or waiver on the Closing Date of the conditions to the Closing in Section 1.3, at the Closing,

(1) the Company will deliver to Purchaser certificates representing a number of shares of (i) Series B-1 Preferred Stock equal to the number of shares of Series B-1 Preferred Stock set forth in the Preferred Stock Notice and (ii) Series B-2 Preferred Stock equal to the number of shares of Series B-2 Preferred Stock set forth in the Preferred Stock Notice; and

(2) Purchaser will deliver the Purchase Price by wire transfer of immediately available funds to a bank account designated by the Company.

1.3 Closing Conditions.

(a) The obligation of Purchaser, on the one hand, and the Company, on the other hand, to effect the Closing is subject to the satisfaction or waiver by Purchaser and the Company at or prior to the Closing of the following conditions:

(1) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Closing;

(2) all of the conditions to the obligations of Purchaser under the Phase II Credit Agreement shall have been satisfied or waived; and

(3) no event or circumstance described in Section 5.15(d) shall have occurred.

(b) The obligation of Purchaser to effect the Closing is also subject to the satisfaction or waiver by Purchaser at or prior to the Closing of the following conditions:

(1) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or restrict Purchaser or any of its Affiliates from owning, voting or converting the Preferred Stock in accordance with the terms thereof;

(2) the representations and warranties of the Company set forth in Section 2.1 hereof shall (i) have been true and correct when made and (ii) (except with respect to representations and warranties made in Section 2.1 that speak only as of a specified date) (A) in the case of representations and warranties that are qualified as to materiality, be true and correct and (B) in all other cases, be true and correct in all material respects, as of the Closing Date with the same force and effect as though made on and as of the Closing Date;

(3) The Company shall not be in breach in any material respect of its obligations required to be performed by it pursuant to this Agreement at or prior to the Closing; and

(4) Purchaser shall have received a certificate signed on behalf of the Company by a senior executive officer certifying to the effect that the conditions set forth in Section 1.3(b)(2) and (3) have been satisfied.

(c) The obligation of the Company to effect the Closing is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(1) Purchaser shall not be in breach in any material respect of its obligations required to be performed by it pursuant to this Agreement at or prior to the Closing;

(2) The representations and warranties of the Purchaser set forth in Section 2.2 hereof shall (i) have been true and correct when made and (ii) (except with respect to representations and warranties made in Section 2.2 that speak only as of a specified date) (A) in the case of representations and warranties that are qualified as to materiality, be true and correct and (B) in all other cases, be true and correct in all material respects, as of the Closing Date with the same force and effect as though made on and as of the Closing Date; and

(3) the Company shall have received a certificate signed on behalf of Purchaser by a senior executive officer certifying to the effect that the condition set forth in Section 1.3(c)(1) and (2) has been satisfied.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Company. The Company represents and warrants to Purchaser as of the date of this Agreement (except to the extent made only as of a specified date in which case as of such date), that:

(a) Organization and Authority.

(1) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would have a material adverse effect on the Company. The Company has furnished to Purchaser true, correct and complete copies of the Certificate of Incorporation and the bylaws of the Company as in effect on the date of this Agreement (the “Bylaws”).

(2) Each Company Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would have a material adverse effect on the Company or on the Company and its Subsidiaries, taken as a whole. As used herein, “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other entity (x) of which such person or a subsidiary of such person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such person and/or one or more subsidiaries thereof; and “Company Subsidiary” means any Subsidiary of the Company.

(b) Capitalization.

(1) The authorized capital stock of the Company consists of 8,000,000,000 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) and 50,000,000 shares of preferred stock, par value $0.001 per share, of the Company (the “Company Preferred Stock”). As of the close of business on February 13, 2009 (the “Capitalization Date”), there were 3,793,193,708 shares of Common Stock outstanding and 24,808,959 shares of Company Preferred Stock outstanding, consisting of 24,808,959 shares of Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”). As of the close of business on the Capitalization Date, (i) 162,034,322 shares of Common Stock were reserved for issuance upon the exercise or payment of stock options outstanding on such date (“Company Stock Options”), and 4,364,398 shares of Common Stock were reserved for issuance upon the exercise or payment of stock units or other equity-based incentive awards granted pursuant to any plans, agreements or arrangements of the Company and outstanding on such date (collectively, the “Company Stock Awards”), (ii) 61,274 shares of Common Stock were reserved for issuance upon the conversion of the Sirius 8 3/4% Convertible Subordinated Notes due 2009, (iii) 38,719,790 shares of Common Stock were reserved for issuance upon the conversion of the Sirius 2 1/2% Convertible Notes due 2009, (iv) 43,396,216 shares of Common Stock were reserved for issuance upon the conversion of the Sirius 3 1/4% Convertible Notes due 2011, (v) 293,333,333 shares of Common Stock were reserved for issuance upon the exchange of the XM Satellite Radio Inc. 7% Exchangeable Senior Subordinated Notes due 2014, (vi) 36,800,000 shares of Common Stock were reserved for issuance upon the conversion of the XM Satellite Radio Holdings Inc. 10% Convertible Senior Notes due 2009, (vii) 48,096,155 shares of Common Stock were reserved for issuance upon the conversion of the XM Satellite Radio Holdings Inc. 10% Senior Secured Discount Convertible Notes due 2009, (viii) 87,196,026 shares of Common Stock were reserved for issuance upon exercise of warrants to purchase Common Stock, (ix) no shares of Common Stock were held by the Company in its treasury or by its Subsidiaries and (x) 24,808,959 shares of Common Stock were reserved for issuance upon the conversion of the Series A Convertible Preferred Stock. All of the issued and outstanding shares of Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(2) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding. As of the date of this Agreement, except (i) pursuant to any cashless exercise provisions of any Company Stock Options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under Company Stock Options or Company Stock Awards, and (ii) as set forth in Section 2.1(b)(1), the Company does not have and is not bound by any outstanding options, warrants, calls, commitments or other agreements calling for the purchase or issuance of, or securities or rights convertible into, or exchangeable for, any shares of Common Stock or Company Preferred Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement).

(c) Authorization. (1) The Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of the Company (the “Board of Directors”). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.

(2) No vote of the stockholders of the Company is required under applicable law, under the Certificate of Incorporation or Bylaws, or under any contract between the Company and any securityholder of the Company, to authorize the issuance of the Preferred Stock in accordance with this agreement or to authorize the issuance of the Common Stock upon conversion of the Preferred Stock in accordance with the Preferred Stock Certificates of Designations, as applicable.

(3) Neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof (including the conversion or exercise provisions of the Preferred Stock), will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (i) the Certificate of Incorporation or Bylaws or the certificate of incorporation, charter, bylaws or other governing instrument of any Company Subsidiary or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (B) violate any law, statute, ordinance, rule, regulation, permit, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets, except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to have a material adverse effect on the Company.

(d) Sale of Securities. Based in part on Purchaser’s representations in Section 2.2(c), the offer and sale of the Preferred Stock is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder (the “Securities Act”). Neither the Company, nor anyone acting on behalf of it, has offered or sold or will offer or sell any securities, or has taken or will take any other action (including, without limitation, any offering of any securities of the Company under circumstances that would require, under the Securities Act, the integration of such offering with the offering and sale of the Preferred Stock), that would subject the issuance of the Preferred Stock to the registration provisions of the Securities Act.

(e) Status of Securities. The shares of Preferred Stock to be issued pursuant to this Agreement, and the shares of Common Stock to be issued upon conversion of such Preferred Stock, and any shares of Series B-1 Preferred Stock to be issued upon conversion of shares of Series B-2 Preferred Stock into shares of Series B-1 Preferred Stock, have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor as provided in this Agreement, such shares of Preferred Stock will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability, will not be subject to preemptive rights of any other stockholder of the Company, and will have the terms and conditions and entitle the holders thereof to the rights set forth therein. Upon any conversion of any shares of Preferred Stock into Common Stock pursuant to the Preferred Stock Certificates of Designations, the shares of Common Stock issued upon such conversion will be validly issued, fully paid and nonassessable, will not subject the holder thereof to personal liability and will not be subject to preemptive rights of any other stockholder of the Company. Upon any conversion of any shares of Series B-2 Preferred Stock into shares of Series B-1 Preferred Stock pursuant to the Series B-2 Preferred Stock Certificate of Designations, the shares of Series B-1 Preferred Stock issued upon such conversion will be validly issued, fully paid and nonassessable, will not subject the holder thereof to personal liability and will not be subject to preemptive rights of any other stockholder of the Company. The shares of Series B-1 Preferred Stock to be issued upon any conversion of shares of Series B-2 Preferred Stock into Series B-1 Preferred Stock, and the shares of Common Stock to be issued upon any conversion of shares of Preferred Stock into Common Stock, have been duly reserved for such issuance.

(f) Anti-takeover Provisions Not Applicable. The Board of Directors has taken all necessary action to ensure that the transactions contemplated by this Agreement and the consummation of any of the transactions contemplated hereby will be deemed to be exceptions to the provisions of Section 203 of the Delaware General Corporation Law (“DGCL”), and that any other similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law does not and will not apply to this Agreement or to any of the transactions contemplated hereby. Without limiting the generality of the foregoing, on or before February 17, 2009, the Board of Directors duly adopted a resolution in the form attached hereto as Exhibit C, which resolution is in full force and effect and shall not be rescinded or amended.

(g) Brokers and Finders. Except for J.P. Morgan Securities Inc. and Evercore Group L.L.C., neither the Company nor its Subsidiaries or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company in connection with this Agreement or the transactions contemplated hereby.

2.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company, as of the date hereof (except to the extent made only as of a specified date in which case as of such date), that:

(a) Organization and Authority. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and Purchaser has the corporate or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

(b) Authorization. (1) Purchaser has the corporate or other power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Purchaser, and no further approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is required. This Agreement has been duly and validly executed and delivered by Purchaser and assuming due authorization, execution and delivery by the Company, is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2) Neither the execution, delivery and performance by Purchaser of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Purchaser under any of the terms, conditions or provisions of (i) its governing instruments (or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party or by which it may be bound, or to which Purchaser or any of the properties or assets of Purchaser may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Purchaser or any of their respective properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect Purchaser’s ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(3) Other than the securities or blue sky laws of the various states, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization (each, a “Governmental Entity”), nor expiration or termination of any statutory waiting period, is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement.

(c) Purchase for Investment. Purchaser acknowledges that the Preferred Stock has not been registered under the Securities Act or under any state securities laws. Purchaser (1) is acquiring the Preferred Stock pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Preferred Stock to any person, (2) will not sell or otherwise dispose of any of the Preferred Stock, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Preferred Stock and of making an informed investment decision, (4) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act) and (5) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Preferred Stock, (B) has had an opportunity to discuss with management of the Company the intended business and financial affairs of the Company and to obtain information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access and (C) can bear the economic risk of (x) an investment in the Preferred Stock indefinitely and (y) a total loss in respect of such investment. Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Preferred Stock and to protect its own interest in connection with such investment.

(d) Financial Capability. Purchaser currently has available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement and the Credit Agreements.

(e) Brokers and Finders. Except for UBS Securities LLC and Lazard Ltd., neither Purchaser nor its Affiliates or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Purchaser, in connection with this Agreement or the transactions contemplated hereby.

ARTICLE III

COVENANTS

3.1 Filings; Other Actions. Each of Purchaser, on the one hand, and the Company, on the other hand, will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and the expiration or termination of any applicable waiting period, necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters. In particular, Purchaser will use its reasonable best efforts to obtain or submit, and the Company will cooperate as may reasonably be requested by Purchaser to help Purchaser obtain or submit, as the case may be, as promptly as practicable, the approvals and authorizations of, filings and registrations with, and notifications to, or expiration or termination of any applicable waiting period, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or applicable competition or merger control laws of other jurisdictions, prior to the conversion of any Series B-2 Preferred Stock into Common Stock or Series B-1 Preferred Stock. Without limiting the foregoing, to the extent required, Purchaser and the Company shall prepare and file a Notification and Report Form pursuant to the HSR Act in connection with the proposed acquisition of voting securities of the Company in excess of the applicable filing thresholds as promptly as practicable after the date of this Agreement. Purchaser and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters referred to in this Section 3.1. Purchaser shall promptly furnish the Company, and the Company shall promptly furnish Purchaser, to the extent permitted by applicable law, with copies of written communications received by it or its Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary, (i) neither Purchaser nor any other Liberty Party shall be required to take (or commit to take) any actions pursuant to this Section 3.1, (A) if any such actions would reasonably be expected to have a material adverse effect on the Liberty Capital tracking stock group of Liberty Media Corporation or any business attributed to such tracking stock group, or (B) if any such actions would reasonably be expected to have an adverse effect on any other tracking stock group of Liberty Media Corporation, or any business attributable to any such other tracking stock group, or (C) if Purchaser determines, in good faith, that such actions would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, or any business thereof. Notwithstanding anything to the contrary, neither the Company nor any its Subsidiaries shall be required to take (or commit to take) any actions pursuant to this Section 3.1, if the Company determines, in good faith, that such actions would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

3.2 Corporate Actions.

(a) Authorized Common Stock. At any time that any Preferred Stock is outstanding, the Company shall from time to time take all lawful action within its control to cause the authorized capital stock of the Corporation to include a sufficient number of authorized but unissued shares of Common Stock to satisfy the conversion requirements of all shares of Preferred Stock then outstanding.

(b) Anti-Takeover Provisions. From and after the date hereof, the Company shall not (i) amend, modify or rescind the resolution specified in Section 2.1(f) and Exhibit C attached hereto or (ii) adopt any “poison pill” or shareholder rights plan, or any charter or bylaw provision, in any case that would materially adversely affect the Purchaser’s ability to acquire and dispose of Equity Securities from time to time to a Liberty Party or, after the third anniversary of the Closing Date, in block transactions or otherwise (subject to complying with Section 4.1 and Section 4.2 hereof) or that otherwise would impose material economic burdens on the Purchaser’s ability to do so (an “Anti-Takeover Provision”).

(c) Certificates of Designation; Conversion Rate. Prior to the Closing, the Company shall file in the office of the Secretary of State of the State of Delaware the Preferred Stock Certificates of Designations substantially in the forms attached to this Agreement as Exhibit A and Exhibit B, with such changes thereto as the parties may reasonably agree. The Conversion Rate (as defined in the Preferred Stock Certificates of Designations) will be a rate such that assuming all shares of the Preferred Stock were converted into Common Stock on the Closing Date, the Preferred Stock would, on an as-converted basis, represent 40% of the total outstanding Common Stock (assuming for purposes of this calculation that all In The Money Securities are converted into Common Stock) on the Closing Date.

3.3 Equity Issuances. Prior to the Closing, the Company shall not issue or agree to issue options, warrants, rights or other securities convertible into, or exercisable or exchangeable for, shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock, other than in connection with stock options or other equity awards issued or granted to officers, employees, consultants or directors of the Company pursuant to any compensation plan or other employee benefit plan or arrangement in effect as of the date hereof or subsequently approved by stockholders; provided, however, that the shares issuable in respect of such stock options or other equity awards so granted will not exceed, in the aggregate, 5% of the number of shares of Common Stock outstanding on the Capitalization Date.

3.4 Confidentiality. Each party to this Agreement will hold, and will cause its respective Affiliates and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is necessary or appropriate in connection with any necessary regulatory approval or unless disclosure is required by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party on a non-confidential basis, (2) in the public domain through no fault of such party or (3) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants and advisors.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Standstill. (a) Purchaser agrees that until the second anniversary of the Closing Date, without the prior written approval of the Independent Common Directors, none of Purchaser or any of its Affiliates will, directly or indirectly in any way, acquire, offer or propose to acquire or agree to acquire, Beneficial Ownership of any Common Stock of the Company if such acquisition would result in Purchaser or its Affiliates having Beneficial Ownership of 49.9% or more of the outstanding shares of Common Stock of the Company.

(b) Purchaser agrees that from the second anniversary of the Closing Date through the third anniversary of the Closing Date, without the prior written approval of the Independent Common Directors, none of Purchaser or any of its Affiliates will, directly or indirectly in any way, acquire, offer or propose to acquire or agree to acquire, Beneficial Ownership of any outstanding shares of Common Stock of the Company if such acquisition would result in Purchaser or its Affiliates having Beneficial Ownership of 49.9% or more of the outstanding shares of Common Stock of the Company, unless such acquisition or offer or agreement to acquire such Common Stock is made pursuant to a Permitted Tender Offer (for the avoidance of doubt, for purposes of calculating the Beneficial Ownership of Purchaser and its Affiliates hereunder, (x) any security that is convertible into, or exercisable for, any Common Stock that is Beneficially Owned by Purchaser or its Affiliates shall be treated as fully converted or exercised, as the case may be, into the underlying Common Stock and (y) Common Stock and securities convertible into, or exercisable for, Common Stock, that are Beneficially Owned by Purchaser and its Affiliates shall be aggregated).

(c) Except to the extent expressly permitted by Section 4.1(a) or (b), Purchaser agrees that until the third anniversary of the Closing Date, without the prior written approval of the Independent Common Directors, none of Purchaser or any of its Affiliates will, directly or indirectly:

(1) enter into or agree, offer, propose or seek (either publicly or privately, except to the Board of Directors or the Independent Common Directors in a manner that does not require the Company to publicly disclose) to enter into, or otherwise be involved in or part of, any acquisition transaction, merger or other business combination relating to all or part of the Company or any of the Company Subsidiaries or any acquisition transaction for all or part of the assets of the Company or any Company Subsidiary or any of their respective businesses;

(2) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined under Regulation 14A under the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder (the “Exchange Act”) disregarding clause (iv) of Rule 14a-1(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company or any Company Subsidiary; provided that this subsection shall not be deemed to restrict (x) the Preferred Stock Directors from participating as members of the Board of Directors and any committees thereof in their capacity as such or (y) any Liberty Party from opposing publicly or privately, voting against and encouraging others to vote against any proposal of a third party regarding a merger or other business combination, or opposing publicly or privately any tender or exchange offer, regardless of whether such proposal or offer is supported by the Board of Directors;

(3) call or seek to call a meeting of the stockholders of the Company or any of the Company Subsidiaries or initiate any stockholder proposal for action by stockholders of the Company or any of the Company Subsidiaries, form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder) with respect to any voting securities of the Company, or seek, propose or otherwise act alone or in concert with others, to influence or control the management, board of directors or policies of the Company or any Company Subsidiaries; provided that this subsection shall not be deemed to restrict the Preferred Stock Directors from participating as members of the Board of Directors and any committees thereof in their capacity as such; or

(4) bring any action or otherwise act to contest the validity of this Section 4.1 or seek a release of the restrictions contained herein, or make a public request to amend or waive any provision of this Section 4.1.

(d) The provisions of Section 4.1(a), (b), and (c), and Section 4.2, shall terminate immediately and automatically upon the first to occur of any of the foregoing:

(1) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(2) the Company or any material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (1) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (v) make a general assignment for the benefit of creditors;

(3) any proposal relating to a merger or other transaction, pursuant to which Purchaser or any of its Affiliates would acquire majority control of the Company, shall be submitted to a vote of the holders of Common Stock of the Company pursuant to Section 4.1(a), (b) or (c) with the prior written approval of the Independent Common Directors, and such proposal shall have received the affirmative vote of a majority of the shares of Common Stock outstanding immediately prior to the commencement of such Permitted Tender Offer and not owned by Purchaser or any of its Affiliates; or

(4) after the second anniversary of the Closing Date, the Purchaser shall consummate the purchase of shares of Common Stock tendered pursuant to a Permitted Tender Offer in compliance with Section 4.1(b), if the number of shares tendered in such Permitted Tender Offer constituted a majority of the shares of Common Stock outstanding immediately prior to the commencement of such Permitted Tender Offer and not owned by Purchaser or any of its Affiliates.

(e) For purposes of this Agreement,

(1) “Closing Price” means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on The NASDAQ Global Select Market on such date. If the Common Stock (or other relevant capital stock or equity interest) is not traded on The NASDAQ Global Select Market on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose

(2) “Independent Common Director” means any director who (i) is or would be an “independent director” with respect to the Company and with respect to Purchaser pursuant to NASDAQ Rule 4200(a)(15) and (ii) is not a Preferred Stock Director.

(3) “Preferred Stock Director” means any director selected to be a director by Purchaser prior to Closing and additional directors who take office after the Closing who are designated by Purchaser pursuant to the Series B-1 Preferred Stock Certificate of Designations, whether or not such person is an independent director with respect to the Company pursuant to NASDAQ Rule 4200(a)(15).

(4) “Permitted Tender Offer” is a cash tender offer for all of the outstanding shares of Common Stock that are not Beneficially Owned by Purchaser or its Affiliates at a price per share greater than the Closing Price of the Common Stock on the trading day immediately prior to the earlier of the public announcement or commencement of such tender offer.

4.2 Transfer Restrictions.

(a) Except as otherwise permitted in this Agreement, until the second anniversary of the Closing, Purchaser will not Transfer any Preferred Stock or Common Stock issued upon conversion of the Preferred Stock.

(b) Notwithstanding Section 4.2(a), Purchaser shall be permitted to Transfer any portion or all of its Preferred Stock or Common Stock issued upon conversion of the Preferred Stock at any time under the following circumstances:

(1) Transfers to (A) any Affiliate controlled by or under common control with Purchaser, (B) any Qualified Distribution Transferee or any Affiliate controlled by or under common control with such Qualified Distribution Transferee or (C) any other

Liberty Party or any Affiliate controlled by or under common control with such Liberty Party, but only if the transferee agrees in writing for the benefit of the Company (in form and substance satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement (any such transferee shall be included in the term “Purchaser”).

(2) Transfers pursuant to any merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or change of control involving the Company; provided that such transaction has been approved by the Board of Directors.

(3) In the event that the Purchaser has not received clearance under the HSR Act to convert all the shares of Series B-2 Preferred Stock initially issued to Purchaser at Closing into Series B-1 Preferred Stock or other voting stock of the Company, by December 31, 2009, Purchaser shall be entitled to Transfer all or any portion of its shares of Preferred Stock, in one or a series of transactions to third parties, in such amounts and on such basis as the Purchaser, in its sole discretion, shall determine; provided, that, Purchaser shall not Transfer to a third party transferee any Preferred Stock if as a result of such Transfer such transferee would Beneficially Own more than 4.9% of the outstanding Common Stock on an as converted basis; provided further, however, that any sales by Purchaser in a public offering intended to be widely distributed shall be deemed not to violate the condition in the immediately preceding proviso.

(c) Purchaser agrees that prior to December 31, 2009 it shall not, directly or indirectly, enter into any Hedging Transaction or any other transaction, agreement or arrangement the value of which is based upon or related to the value of any securities of the Company. After such date Purchaser may, directly or indirectly, enter into any Hedging Transaction or any other transaction, agreement or arrangement the value of which is based upon or related to the value of any securities of the Company to the extent such Hedging Transaction or such other transaction, agreement or arrangement relates to no more than 50% of the shares of Common Stock Beneficially Owned by Purchaser.

4.3 Legend. (a) Purchaser agrees that all certificates or other instruments representing the Preferred Stock or Common Stock subject to this Agreement will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT

AGREEMENT, DATED AS OF FEBRUARY 17, 2009, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(a) Upon request of Purchaser, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate for any Preferred Stock or Common Stock to be Transferred in accordance with the terms of this Agreement and the second paragraph of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement. Purchaser acknowledges that the Preferred Stock and Common Stock issuable upon conversion of the Preferred Stock have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Preferred Stock or Common Stock issuable upon conversion of the Preferred Stock, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

4.4 Reservation for Issuance. The Company will reserve that number of shares of Common Stock sufficient for issuance upon exercise or conversion of Preferred Stock owned at any time by Purchaser without regard to any limitation on such conversion.

4.5 [Reserved]

4.6 No-Shop; Competing Proposals; Right to Terminate and Pay Termination Fee; Purchaser’s Right to Improve Terms. (a) The Company agrees that until the earlier of the Closing Date and April 15, 2009 (the “Non-Solicitation Period”): (i) it and its executive officers and directors shall not, (ii) its Subsidiaries and its Subsidiaries’ executive officers and directors shall not, and (iii) it shall use reasonable best efforts to ensure that its and its Subsidiaries’ agents and representatives shall not, (A) directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to (x) a tender offer or exchange offer or proposal for a merger, consolidation or other business combination involving the Company and its Subsidiaries, or an investment in Equity Securities representing 10% or more of the outstanding Equity Securities of the Company or (y) any proposal or offer to Refinance, or to raise funds to be available to Refinance, all or any substantial portion of the outstanding indebtedness of XM Opco and/or , XM Satellite Radio Holdings Inc. (“XM Holdings”) maturing in 2009, other than the transactions contemplated by this Agreement and the Credit Agreements (any such proposal or offer being hereinafter referred to as a “Competing Proposal”, and any such transaction, a “Competing Transaction”) or (B) approve or recommend, or propose to approve or recommend, or announce or publicize, or execute or enter into any letter of intent, agreement in principle, option agreement, acquisition agreement or other agreement relating to a Competing Proposal, or (C) directly or indirectly, engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to a Competing Proposal, or (D) take any action to make inapplicable the provisions of any statute or law of the type described in Section 2.1(f) (including approving any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL). Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or its Board of Directors, so long as the Company is in compliance with its obligations under this Section 4.6, from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to a Competing Proposal, (ii) providing access to its properties, books and records and providing information or data in response to a request therefor by a person who has made an unsolicited bona fide written Competing Proposal, provided that (A) the Company shall have previously provided, or shall concurrently therewith provide, such information to the Purchaser, and (B) the Company receives from the person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the confidentiality agreement between the Company and an Affiliate of the Purchaser, dated as of February 4, 2009 (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement), (iii) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Competing Proposal, or (iv) recommending an unsolicited bona fide written Competing Proposal; if and only to the extent that in connection with the foregoing clauses (ii), (iii) and (iv), the Board of Directors of the Company shall have determined in good faith, after consultation with its legal counsel and financial advisors that, (x) in the case of clause (iv) above only, such Competing Proposal, if accepted, is reasonably capable of being consummated, taking into account legal, financial, regulatory, timing and similar aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement or the Credit Agreements (any such more favorable Competing Proposal being referred to in this Agreement as a “Superior Proposal“) and (y) in the case of clauses (ii) and (iii) above only, there is a reasonable possibility that such actions could lead to a Superior Proposal.

(b) The Company represents and warrants that it has ceased and caused to be terminated any and all existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Competing Proposal. During the Non-Solicitation Period, the Company shall notify Purchaser promptly (but in no event later than 12 hours) after receipt of any Competing Proposal, or any material modification of or material amendment to any Competing Proposal or any request for nonpublic information relating to the Company in connection with any Competing Proposal. Such notice to Purchaser shall be made orally and in writing, and shall indicate the identity of the Person making the Competing Proposal or such request and the material terms of any such Competing Proposal or request or any material modification or material amendment to a Competing Proposal. During the Non-Solicitation Period, the Company (i) shall keep Purchaser reasonably informed on a current basis of any material changes in the status and any material changes or modifications in the terms of any such Competing Proposal, indication or request and (ii) promptly (but in no event later than 12 hours) notify Purchaser if it enters into discussions or negotiations concerning any Competing Proposal in accordance with 4.6(a).

(c) Notwithstanding any other provision of this Agreement, if, (i) at any time during the Non-Solicitation Period, the Company’s Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to any Competing Proposal that did not result from a material breach of Section 4.6(a) or Section 4.6(d), that such proposal is a Superior Proposal or (ii) at any time after the Non-Solicitation Period, the Board of

Directors determines in its sole discretion that a termination is in the best interests of the Company, then the Company or its Board of Directors may terminate this Agreement and the Phase II Credit Agreement by notice to Purchaser; provided, however, that the Company shall not terminate this Agreement and the Phase II Credit Agreement pursuant to this Section 4.6(c), and any purported termination pursuant to this Section 4.6(c) shall be void and of no force or effect, unless the Company prior to or concurrently with such termination pursuant to this Section 4.6(c) pays to Purchaser the Termination Fee in immediately available funds, free and clear of any liens and encumbrances. “Termination Fee” means U.S. $7,000,000. For the avoidance of doubt, the Company shall not without the prior written approval of Purchaser (which approval may be withheld by Purchaser in its discretion) consummate a Competing Transaction, or enter into any binding agreement with respect thereto, during the term of this Agreement (whether or not during the Non-Solicitation Period), unless prior to or concurrently therewith the Company pays to Purchaser the Termination Fee and terminates this Agreement and the Phase II Credit Agreement in accordance with this Section 4.6(c).

(d) During the Non-Solicitation Period, prior to the Company exercising its right to terminate this Agreement and the Phase II Credit Agreement as provided in Section 4.6(c), the Company shall:

(1) notify Purchaser in writing, at least three days in advance of delivery of any notice of termination of this Agreement pursuant to Section 4.6(c), (it being understood that any change in financial terms or other material terms of the Competing Proposal shall extend such period by an additional Business Day from the date of receipt of such revised Competing Proposal) that the Company is considering taking such action, specifying the material terms and conditions of such Superior Proposal and the identity of the person making such Superior Proposal, and

(2) during such three day period (as extended, if applicable), the Company has considered in good faith any proposed written adjustments by Purchaser in the terms and conditions of this Agreement and/or the Phase II Credit Agreement, should Purchaser elect to propose such adjustments, and

(3) at the end of such three day period (as extended, if applicable) the Company’s Board of Directors shall have determined, in good faith (after consultation with its financial advisor and outside counsel), that such Competing Proposal remains a Superior Proposal after giving effect to all of the adjustments (if any) which may be offered pursuant to this Section 4.6(d).

4.7 Registration Rights.

(a) Registration.

(1) Subject to the terms and conditions of this Agreement, the Company covenants and agrees that no later than September 30, 2009, the Company shall prepare and file with the United States Securities and Exchange Commission (“SEC”) a Shelf Registration Statement covering all Registrable Securities (or otherwise designate an existing Shelf Registration Statement filed with the SEC to cover the Registrable

Securities), and, to the extent the Shelf Registration Statement has not theretofore been declared effective or is not automatically effective upon such filing, the Company shall use commercially reasonable efforts to cause such Shelf Registration Statement to be declared or become effective on or before December 31, 2009, and, subject to Section 4.7(d) and Section 4.7(f), to keep such Shelf Registration Statement continuously effective and in compliance with the Securities Act and usable for resale of such Registrable Securities for a period from the date of its initial effectiveness until such time as there are no Registrable Securities remaining (including by refiling such Shelf Registration Statement (or a new Shelf Registration Statement) if the initial Shelf Registration Statement expires). So long as the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) at the time of filing of the Shelf Registration Statement with the SEC, such Shelf Registration Statement shall be designated by the Company as an automatic Shelf Registration Statement.

(2) Any registration pursuant to Section 4.7(a)(1) shall be effected by means of a shelf registration on an appropriate form under Rule 415 under the Securities Act (a “Shelf Registration Statement”). If Purchaser or any other Holder intends to distribute any Registrable Securities by means of an underwritten or other marketed offering (including an offering involving one or more Hedging Counterparties) it shall promptly so advise the Company and the Company shall take all reasonable steps to facilitate such distribution, including the actions required pursuant to Section 4.7(c); provided that (i) the Company shall not be required to facilitate such an offering of Registrable Securities unless the expected gross proceeds from such offering exceed, in the aggregate from any one or series of related transactions, $25,000,000, and (ii) the Company shall be required to effect no more than four such offerings (provided that an offering shall not be deemed to have been effected pursuant to this Section 4.7(a)(2) unless the registration statement with respect to such offering shall have become effective and remained effective for at least 30 days, excluding any Schedule Black-Out Period or any period during which the use of such Registration Statement is suspended pursuant to Section 4.7(d), or the Purchaser shall have sold all the Registrable Securities registered for sale thereunder. The lead underwriters in any such distribution shall be selected by the Holders of a majority of the Registrable Securities to be distributed and must be reasonably acceptable to the Company.

(3) The Company shall not be required to effect a registration (including a resale of Registrable Securities from an effective Shelf Registration Statement) or an offering pursuant to Section 4.7(a): (A) with respect to securities that are not Registrable Securities; (B) during any Scheduled Black-Out Period; or (C) if the Company has notified Purchaser and all other Holders that in the judgment of the Chief Executive Officer or the Chief Financial Officer of the Company (or of the Board of Directors of the Company), it would be materially detrimental to the Company or its securityholders for such registration or offering to be effected at such time, in which event the Company shall have the right to defer such registration for the shortest period practicable and in any event for a period of not more than 90 days after receipt of the request of Purchaser or any other Holder; provided that such right to delay such registration or offering shall be exercised by the Company (1) only if the Company has generally exercised (or is concurrently exercising) similar black-out rights against holders of similar securities that have registration rights and against all executive officers and directors of the Company and (2) not more than two times in any 12-month period and not more than 90 days in the aggregate in any 12-month period.

(4) If during any period when an effective Shelf Registration Statement is not available, the Company proposes to register any of its equity securities, other than a registration pursuant to Section 4.7(a)(1) or a Special Registration, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice to Purchaser and all other Holders of its intention to effect such a registration (but in no event less than five Business Days prior to the anticipated filing date of the related prospectus) and will include in such registration all Registrable Securities of the same class of securities as the securities to be registered by the Company with respect to which the Company has received written requests for inclusion therein within five business days after the date of the Company’s notice (a “Piggyback Registration”). Any such person that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the second business day prior to the planned filing date of the prospectus relating to such Piggyback Registration. The Company may terminate or withdraw any registration under this Section 4.7(a)(4) prior to the filing date of the prospectus relating to such registration, whether or not Purchaser or any other Holders have elected to include Registrable Securities in such registration.

(5) If the registration referred to in Section 4.7(a)(4) is proposed to be underwritten, the Company will so advise Purchaser and all other Holders as a part of the written notice given pursuant to Section 4.7(a)(4). In such event, the right of Purchaser and all other Holders to registration pursuant to Section 4.7(a) will be conditioned upon such persons’ participation in such underwriting and the inclusion of such person’s Registrable Securities in the underwriting, and each such person will (together with the Company and the other persons distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. If any participating person disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriters and Purchaser (if Purchaser is participating in the underwriting) on or before the fifth business day prior to the planned filing date of the prospectus relating to such Piggyback Registration.

(6) If either (x) the Company grants “piggyback” registration rights to one or more third parties to include their securities in an underwritten offering under the Shelf Registration Statement or (y) a Piggyback Registration under Section 4.7(a)(4) relates to an underwritten offering on behalf of the Company, and in either case the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such offering only such number of securities that in the reasonable opinion of such managing underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (A) first, the securities the Company proposes to sell, (B) then the Registrable Securities of Purchaser and all other Holders who have requested inclusion of Registrable Securities pursuant to Section 4.7(a)(2) and (C) lastly, the Registrable Securities of Purchaser and all other Holders who have requested inclusion of Registrable Securities pursuant to Section 4.7(a)(4) and any other securities of the Company that have been requested to be so included, pro rata on the basis of the aggregate number of such Registrable Securities or securities owned by each such person. The Company hereby covenants that it will not enter into, any registration rights or other agreement with respect to its securities that is inconsistent with the provisions of this Section 4.7, including the order of priority contemplated hereby.

(b) Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the aggregate offering or sale price of the securities so registered.

(c) The Company shall use its reasonable best efforts, for so long as there are Registrable Securities outstanding, to take such actions as are under its control to not become an ineligible issuer (as defined in Rule 405 under the Securities Act) and to remain a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) if it has such status on the date hereof or becomes eligible for such status in the future. In addition, whenever required to effect the registration of any Registrable Securities or facilitate the distribution of Registrable Securities pursuant to an effective Shelf Registration Statement, the Company shall, as expeditiously as reasonably practicable:

(1) Prepare and file with the SEC a prospectus supplement with respect to a proposed offering of Registrable Securities pursuant to an effective registration statement and, subject to Section 4.7(d) and Section 4.7(f)(3), keep such registration statement effective and keep such prospectus supplement current until the securities described therein are no longer Registrable Securities.

(2) Prepare and file with the SEC such amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(3) Reasonably in advance of filing a prospectus supplement with respect to a proposed offering of Registrable Securities with the SEC, furnish to the relevant Holder a copy of such prospectus supplement as proposed to be filed (including documents to be incorporated by reference therein, to the extent not then available via the SEC’s EDGAR system, but only to the extent they expressly relate to any offering to be effected thereunder), and the Company will not file such prospectus supplement with respect to a proposed offering of Registrable Securities (or any such documents incorporated by reference) containing any statements with respect to such Holder or the plan of distribution to which such Holder shall reasonably object in writing.

(4) If a registration statement relating to Registrable Securities is subject to review by the SEC: (A) the Company will reasonably promptly provide the relevant Holder with a copy of correspondence with the SEC in respect of such registration statement and a copy of the Company’s draft responses thereto (it being understood that preliminary drafts shall not be required to be provided); and (B) the Company shall reasonably promptly provide the relevant Holder with a copy of any proposed amendment to be filed with the SEC.

(5) Furnish to the Holders and any underwriters such number of copies of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by them.

(6) Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders or any managing underwriter(s), to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such Holder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(7) Give written notice to the Holders;

(A) when any registration statement filed pursuant to Section 4.7(a) or any amendment thereto has been filed with the SEC and when such registration statement or any post-effective amendment thereto has become effective;

(B) of any request by the SEC for amendments or supplements to any registration statement or the prospectus included therein or for additional information;

(C) of the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose;

(D) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(E) of the happening of any event that requires the Company to make changes in any effective registration statement or the prospectus related to the registration statement in order to correct an untrue statement of a material fact or include a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made).

(8) Use its commercially reasonable efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any registration statement referred to in Section 4.7(c)(7)(C) at the earliest practicable time.

(9) Upon the occurrence of any event contemplated by Section 4.7(c)(7)(E), promptly prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders and any underwriters, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Holders in accordance with Section 4.7(c)(7)(E) to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then the Holders and any underwriters shall suspend use of such prospectus and use their commercially reasonable efforts to return to the Company all copies of such prospectus (at the Company’s expense) other than permanent file copies then in such Holder’s or underwriter’s possession.

(10) Use commercially reasonable efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Holders or any managing underwriter(s).

(11) If an offering is requested pursuant to Section 4.7(a)(2), enter into an underwriting or other agreement in customary form, scope and substance for the type of offering contemplated and take all such other actions reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith or by the managing underwriter(s), if any, or Hedging Counterparty to expedite or facilitate the disposition of such Registrable Securities, and in connection therewith, (A) make such representations and warranties to the Holders that are selling stockholders and the managing underwriter(s), if any, or Hedging Counterparty with respect to the business of the Company and its subsidiaries, and the Shelf Registration Statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in customary form, substance and scope, and, if true, confirm the same if and when requested, (B) use its commercially reasonable efforts to furnish the underwriters or Hedging Counterparty with opinions of counsel to the Company, addressed to the managing underwriter(s), if any, or Hedging Counterparty covering the matters customarily covered in such opinions requested in underwritten offerings, (C) use its commercially reasonable efforts to obtain “cold comfort” letters from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any business acquired by the Company, including XM Holdings, if applicable, for which financial statements and financial data are included in the Shelf Registration Statement) who have certified the financial statements included in such Shelf Registration Statement, addressed to each of the managing underwriter(s), if any, or Hedging Counterparty such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters, (D) if an underwriting agreement or agreement involving a Hedging Counterparty is entered into, the same shall contain indemnification provisions and procedures customary in similar offerings, and (E) deliver such documents and certificates as may be reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith, their counsel and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to clause (A) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company.

(12) Make available for inspection by a representative of the Holders that are selling stockholders, the managing underwriter(s), if any, any Hedging Counterparty and any attorneys or accountants retained by such Holders, managing underwriter(s), or Hedging Counterparty at the offices where normally kept, during reasonable business hours, financial and other records, pertinent corporate documents and properties of the Company, and cause the officers, directors and employees of the Company to supply all information in each case reasonably requested by any such representative, managing underwriter(s), attorney or accountant in connection with such Shelf Registration Statement; provided that, after the Holders Beneficially Own less than 10% of the Company’s outstanding Common Stock, this clause shall only be applicable to a representative of Holders that are selling stockholders and any attorneys or accountants retained by such Holders if such Holder is named in the applicable prospectus supplement as a person who may be deemed to be an underwriter with respect to an offering and sale of Registrable Securities.

(d) Suspension of Sales. During any Scheduled Black-out Period and upon receipt of written notice from the Company that a registration statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that circumstances exist that make inadvisable use of such registration statement, prospectus or prospectus supplement, Purchaser and each Holder of Registrable Securities shall forthwith discontinue disposition of Registrable Securities until termination of such Scheduled Black-Out Period or until Purchaser and/or Holder has received copies of a supplemented or amended prospectus or prospectus supplement, or until Purchaser and/or such Holder is advised in writing by the Company that the use of the prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by the Company, Purchaser and/or such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in Purchaser and/or such Holder’s possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Securities current at the time of receipt of such notice. The total number of days that any such suspension may be in effect in any 180 day period shall not exceed 60 days.

(e) Termination of Registration Rights. The registration rights granted under this Section 4.7 shall terminate and be of no further force and effect upon the earlier to occur of (i) the tenth anniversary of the Closing Date and (ii) the date when the Preferred Stock purchased pursuant to this Agreement and Beneficially Owned by Purchaser represent less than 5% of the outstanding Common Stock. In addition, a Holder’s registration rights as to any securities held by such Holder (and its Affiliates, partners, members and former members) shall not be available unless such securities are Registrable Securities.

(f) Delay of Registration; Furnishing Information

(1) Neither Purchaser nor any Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 4.7.

(2) Neither Purchaser nor any Holder shall use any free writing prospectus (as defined in Rule 405) in connection with the sale of Registrable Securities without the prior written consent of the Company.

(3) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 4.7(c) that Purchaser and/or the selling Holders and the underwriters, if any, and any Hedging Counterparty shall furnish to the Company (i) such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registered offering of their Registrable Securities and (ii) the terms of any relating Hedging Transaction, final documentation relating thereto and other information reasonably requested and related thereto.

(4) The Company shall not be (i) required to file any supplement or amendment naming a Holder or a Hedging Counterparty as a selling securityholder earlier than five business days after it receives all required information from such Holder or Hedging Counterparty and (ii) obligated to file any supplement or amendment for the purpose of naming a Holder or a Hedging Counterparty as a selling securityholder more than once in any two calendar month period.

(g) Indemnification.

(1) The Company agrees to indemnify each Holder and, if a Holder is a person other than an individual, such Holder’s officers, directors and each Person, if any, that controls a Holder within the meaning of the Securities Act (each, an “Indemnitee”), against any and all losses, claims, damages, actions, liabilities, costs and expenses (including reasonable fees, expenses and disbursements of attorneys and other professionals), arising out of or based upon any untrue statement of material fact contained in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto); or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Company shall not be liable to such Indemnitee in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon (i) an untrue statement or omission made in such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding such Indemnitee or its plan of distribution or ownership interests which was furnished in writing to the Company by such Indemnitee for use in connection with such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto, or (ii) offers or sales effected by or on behalf such Indemnitee “by means of” (as defined in Rule 159A) a “free writing prospectus” (as defined in Rule 405) that was not authorized in writing by the Company.

(2) Each Holder agrees, severally and not jointly, to indemnify the Company and its officers and directors (each, a “Company Indemnitee”), against any and all losses, claims, damages, actions, liabilities, costs and expenses (including reasonable fees, expenses and disbursements of attorneys and other professionals), arising out of or based upon any untrue statement of material fact contained in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto); or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading to the extent that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company by such Holder for use therein.

(3) If the indemnification provided for in Section 4.7(g)(1) or (2) is unavailable to an Indemnitee or a Company Indemnitee, as applicable, with respect to any losses, claims, damages, actions, liabilities, costs or expenses referred to therein or is insufficient to hold the Indemnitee or Company Indemnitee, as applicable, harmless as contemplated therein, then the Company or the Holder(s), as applicable, in lieu of indemnifying such Indemnitee or Company Indemnitee, as applicable, shall contribute to the amount paid or payable by such Indemnitee or Company Indemnitee, as applicable, as a result of such losses, claims, damages, actions, liabilities, costs or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnitee or the Company Indemnitee, as applicable, on the one hand, and the Company or such Holder(s), as applicable, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, actions, liabilities, costs or expenses as well as any other relevant equitable considerations. The relative fault of the Company or Holder(s) , as applicable, on the one hand, and of the Indemnitee or Company

Indemnitee, as applicable, on the other hand, shall be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company or by the Indemnitee, as applicable, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; the Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 4.7(g)(3) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 4.7(g)(1). No Indemnitee or Company Indemnitee guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from the Company or any Holder, as applicable, if the Company or such Holder, as applicable, was not guilty of such fraudulent misrepresentation.

(h) Assignment of Registration Rights. The rights of Purchaser to registration of Registrable Securities pursuant to Section 4.7(a) may be assigned by Purchaser to a transferee of Registrable Securities so long as (a) such transferee is a Liberty Party or Qualified Distribution Transferee, (b) such transferee agrees to be bound by the terms hereof in respect of such registration rights, including Section 4.7(g) and (c) there is transferred to such transferee no less than 100,000,000 shares of Registrable Securities; provided, however, the transferor shall, within ten days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the number and type of Registrable Securities that are being assigned.

(i) “Market Stand-Off’ Agreement; Agreement to Furnish Information. Purchaser and each Holder hereby agrees:

(1) that Purchaser shall not sell, transfer, make any short sale of, grant any option for the purchase of, any common equity securities of the Company or any securities convertible into or exchangeable or exercisable for any common equity securities of the Company held by Purchaser (other than those included in the registration), or enter into any hedging or similar transaction with the economic effect of transferring some or all of the economic benefits and/or risks of owning any common equity securities of the Company for a period specified by the representatives of the underwriters of the common equity or equity-related securities not to exceed ten days prior and 90 days following the effective date of any firm commitment underwritten registered sale of common equity securities of the Company or any securities convertible into or exchangeable or exercisable for any common equity securities of the Company by the Company for the Company’s own account in which the Company gave Purchaser an opportunity to participate in accordance with Section 4.7(a)(4) through (a)(6); provided that all executive officers and directors of the Company enter into similar agreements and only if such persons remain subject thereto (and are not released from such agreement) for such period; provided that nothing herein will prevent Purchaser from making any distribution of Registrable Securities to the partners or shareholders thereof or a transfer to an Affiliate that is otherwise in compliance with applicable securities laws, so long as such distributees or transferees agree to be bound by the restrictions set forth in this Section 4.7(i) and provided further that nothing herein shall require Purchaser or any Holder to close-out, unwind or otherwise terminate or effectively terminate any Hedging

Transaction entered into prior to the beginning of any such “holdback” or market stand-off period (whether such holdback or stand-off period is provided for in this Agreement or otherwise);

(2) to execute and deliver such other agreements as may be reasonably requested by the Company or the representatives of the underwriters which are consistent with the foregoing obligation in Section 4.7(i)(1) or which are necessary to give further effect thereto; and

(3) if requested by the Company or the representative of the underwriters of Common Stock (or other securities of the Company), Purchaser shall provide, within ten days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act in which Purchaser participates;

provided, that clauses (1) and (2) of this Section 4.7(i) shall not apply to Purchaser or any Holder that, together with its affiliates, is the Beneficial Owner of less than 5% of the outstanding Common Stock.

(j) Clear Market. With respect to any underwritten offering of Registrable Securities by Purchaser or other Holders pursuant to this Section 4.7, the Company agrees not to effect (other than pursuant to such registration or pursuant to a Special Registration) any public sale or distribution, or to file any Shelf Registration Statement (other than such registration or a Special Registration) covering, in the case of an underwritten offering of Common Stock, any of its equity securities or any securities convertible into or exchangeable or exercisable for such securities, during the period not to exceed ten days prior and 60 days following the effective date of such offering or such longer period up to 90 days as may be requested by the managing underwriter for such underwritten offering. The Company also agrees to cause such of its directors and senior executive officers to execute and deliver customary lock-up agreements in such form and for such time period up to 90 days as may be reasonably requested by the managing underwriter.

(k) Rule 144 Reporting. With a view to making available to Purchaser and Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(1) make and keep public information available, as those terms are understood and defined in Rule 144(c)(1) or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;

(2) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(3) so long as Purchaser or a Holder owns any Registrable Securities, furnish to Purchaser or such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as Purchaser or Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

(l) As used in this Section 4.7, the following terms shall have the following respective meanings:

(1) “Hedging Counterparty” means a broker-dealer registered under Section 15(b) of the 1934 Act or an Affiliate thereof or any other financial institution that routinely engages in Hedging Transactions in the ordinary course of its business.

(2) “Hedging Transaction” means any transaction involving a security linked to the Registrable Shares or any security that would be deemed to be a “derivative security” (as defined in Rule 16a-1(c) under the 1934 Act) with respect to the Registrable Shares or any transaction (even if not a security) which would (were it a security) be considered such a derivative security, or which transfers some or all of the economic risk of ownership of the Registrable Shares, including any forward contract, equity swap, put or call, put or call equivalent position, collar, non-recourse loan, sale of exchangeable security or similar transaction. For the avoidance of doubt, the following transactions shall be deemed to be Hedging Transactions:

(A) transactions by a Holder in which a Hedging Counterparty engages in short sales of Common Stock pursuant to a prospectus and may use Registrable Shares to close out its short position;

(B) transactions pursuant to which a Holder sells short Common Stock pursuant to a prospectus and delivers Registrable Shares to close out its short position;

(C) transactions by a Holder in which the Holder delivers, in a transaction exempt from registration under the 1933 Act, Registrable Shares to a Hedging Counterparty who may then publicly resell or otherwise transfer such Registrable Shares pursuant to a prospectus or an exemption from registration under the 1933 Act; and

(D) a loan or pledge of Registrable Shares to a Hedging Counterparty who may then become a Permitted Transferee and sell the loaned shares or, in an event of default in the case of a pledge, then sell the pledged shares, in each case, in a public transaction pursuant to a prospectus.

(3) “Holder” means Purchaser and any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 4.7(h) hereof.

(4) “register,” “registered,” and “registration” shall refer to a registration effected by preparing and (a) filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement or (b) filing a prospectus and/or prospectus supplement in respect of an appropriate effective registration statement on Form S-3.

(5) “Registrable Securities” means the Common Stock issuable upon conversion of the Preferred Stock (and any shares of capital stock or other equity interests issued or issuable to any Holder with respect to such securities by way of stock dividends or stock splits or in connection with a combination of shares, recapitalization, merger or other reorganization), provided that, once issued, such securities will not be Registrable Securities when (i) they are sold pursuant to an effective registration statement under the Securities Act, (ii) they may be sold pursuant to Rule 144 without limitation thereunder on volume or manner of sale, (iii) they shall have ceased to be outstanding or (iv) they have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities. No Registrable Securities may be registered under more than one registration statement at any one time.

(6) “Registration Expenses” mean all expenses incurred by the Company in effecting any registration pursuant to this Agreement, including all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, FINRA registration and filing fees, and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(7) “Rule 144”, “Rule 159A”, “Rule 405” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time.

(8) “Scheduled Black-out Period” means the period from and including the last day of a fiscal quarter of the Company to and including the business day after the day on which the Company publicly releases its earnings for such fiscal quarter.

(9) “Selling Expenses” mean all discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of counsel included in Registration Expenses).

(10) “Special Registration” means the registration of (A) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor form) or (B) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, customers, lenders or vendors of the Company or Company Subsidiaries or in connection with dividend reinvestment plans

(m) Registration in Connection with Hedging Transactions.

(1) Subject, in each case to Section 4.2(c) and this Section 4.7:

(A) The Company acknowledges that from time to time a Holder may seek to enter into one or more Hedging Transactions with a Hedging Counterparty. The Company agrees that, in connection with any proposed Hedging Transaction, if, in the reasonable judgment of counsel to such Holder (after good faith consultation with counsel to the Company), it is necessary or desirable to register under the 1933 Act sales or transfers (whether short or long and whether by the Holder or by the Hedging Counterparty) of Registrable Shares or (by the Hedging Counterparty) other shares of Common Stock in connection therewith, then a Registration Statement covering Registrable Shares or such other shares of Common Stock may be used in a manner otherwise in accordance with the terms and conditions of this Agreement to register such sales or transfers under the 1933 Act.

(B) If, in the circumstances contemplated by Section 4.7(m)(1)(A), a Holder seeks to register sales or transfers of Registrable Shares (or the sale or transfer by a Hedging Counterparty of other shares of Common Stock) in connection with a Hedging Transaction at a time when a shelf Registration Statement covering Registrable Shares is effective, upon receipt of written notice thereof from the Lead Holder, the Company shall use commercially reasonable efforts to take such actions as may reasonably be required to permit such sales or transfers in connection with such Hedging Transaction to be covered by such effective Registration Statement in a manner otherwise in accordance with the terms and conditions of this Agreement, which may include, among other things, the filing of a prospectus supplement or post-effective amendment including a description of such Hedging Transaction, the name of the Hedging Counterparty, identification of the Hedging Counterparty or its Affiliates as underwriters or potential underwriters, if applicable, and any change to the plan of distribution contained in the prospectus.

(C) Any information regarding a Hedging Transaction included in a Registration Statement shall be deemed to be information provided by the Holder selling or transferring Registrable Shares or shares of Common Stock pursuant to such Registration Statement for purposes of Section 4.7(g) of this Agreement.

4.8 Participation Right. From and after the Closing, if the Company shall issue or sell New Securities pursuant to which the Company receives in the aggregate (or would receive upon the exercise of any New Security), in any one or a series of related transactions, greater than $1,000,000 in gross proceeds, in cash, property or principal amount of indebtedness retired, the Purchaser shall have the right (on the terms and subject to the conditions set forth in this Section 4.8) to purchase from the Company either New Securities or, at the Company’s option, securities of the Company having substantially the same terms as the New Securities (“Liberty Party New Securities”) on the same or monetarily equivalent terms and conditions as such issuance or sale of New Securities. This participation right shall be subject to the following provisions:

(a) New Issuance Notice; Notice of Election to Participate. In the event that the Company at any time issues New Securities, it shall give the Purchaser written notice (each a

“New Issuance Notice”) of such issuance and documentation relating to such financing not more than five business days after the consummation of such issuance. The New Issuance Notice shall describe (i) the terms and conditions of the Liberty Party New Securities and any differences between such securities and the New Securities giving rise to the participation right, (ii) the amount of New Securities issued by the Company, (iii) the price and the general terms upon which the Company issued such New Securities and (iv) the Maximum Amount (as defined below). In order for Purchaser to exercise its participation right, Purchaser shall give the Company written notice (which notice shall be irrevocable when given) of the amount of Liberty Party New Securities it shall purchase (which amount shall not exceed its Maximum Amount) within ten days after its receipt of the applicable New Issuance Notice. The failure to respond during such ten day period shall constitute a waiver of the Purchaser’s rights under this Section 4.8 in respect of such issuance. The obligation of the Company to provide such notice shall be subject to the Purchaser’s written agreement to confidentiality and restrictions on trading terms reasonably acceptable to the Company. The failure of the Purchaser to agree to such terms within ten days after the date of receipt of the Company’s notice as described in this clause shall constitute a waiver of the Purchaser’s rights under this Section 4.8 in respect of such issuance.

(b) Calculation of the Maximum Amount. The maximum amount of Liberty Party New Securities which Purchaser may purchase pursuant to its participation right under this Section 4.8, in connection with an issuance of New Securities (the “Maximum Amount”), shall equal (i) the amount of New Securities sold or issued by the Company in the transaction giving rise to such participation right, as set forth in the applicable New Issuance Notice, multiplied by (ii) a fraction, (A) the numerator of which shall be the number of shares of Common Stock held by the Purchaser, or issuable, directly or indirectly, upon the conversion, exercise or exchange of any Preferred Stock or other securities directly or indirectly convertible into, or exercisable or exchangeable for, shares of Common Stock held by the Purchaser immediately prior to the issuance of New Securities giving rise to such participation right, and (B) the denominator of which shall be the number of shares of Common Stock outstanding, or issuable, directly or indirectly, upon the conversion, exercise or exchange of any In the Money Securities directly or indirectly convertible into, or exercisable or exchangeable for, shares of Common Stock outstanding immediately prior to the issuance of New Securities giving rise to such participation right, each on an as-converted basis.

(c) Transfer or Assignment of Participation Right. The participation right set forth in this Section 4.8 with respect to any issuance of New Securities may be assigned or transferred (in whole, but not in part) by Purchaser to any Liberty Party to which it may make a Transfer pursuant to Section 4.2, by written notice of such assignment or transfer given within the ten business day period for the exercise of such participation right.

(d) As used in this Section 4.8, New Securities” means any Equity Securities of the Company, whether now authorized or not, and rights, options or warrants to purchase Equity Securities of the Company; provided, however, that the term “New Securities” does not include any of the following: (i) securities (including options or warrants) issued to employees, consultants, officers or directors of the Company or any of its Subsidiaries pursuant to any stock option, stock purchase or stock bonus plan or other award, agreement or arrangement; provided that the same are approved by the Board of Directors or compensation committee; (ii) securities issued in a public offering pursuant to a registration under the Securities Act; (iii) securities issued pursuant to any stock split, stock dividend or recapitalization of the Company or any other issuance that gives rise to an adjustment to the Conversion Rate (as defined in the Preferred Stock Certificates of Designations) applicable to the Series B-1 Preferred Stock or Series B-2 Preferred Stock or to the issuance of such securities to the holders of Series B-1 Preferred Stock and/or Series B-2 Preferred Stock; (iv) securities issued pursuant to the conversion, exercise or exchange of securities outstanding on the date of this Agreement; (v) securities issued to persons exercising their participation rights under this Section 4.8; and (vi) in the case of any right, option, warrant or other securities convertible into, or exercisable or exchangeable for, any other securities that are excluded from the definition of New Securities pursuant to clauses (i) through (v) above, any other securities issued upon the exercise, exchange or conversion of any such right, option, warrant or other convertible, exchangeable or exercisable security.

4.9 Election of Directors. Without the prior written approval of the Independent Common Directors, prior to the first to occur of (i) the third anniversary of the Closing, and (ii) such time as Purchaser and the other Liberty Parties, in the aggregate, Beneficially Own a majority of the voting capital stock of the Company, provided that such majority ownership position was not acquired in violation of this Agreement:

(a) Purchaser and each Liberty Party shall vote, or cause to be voted, or execute written consents with respect to, any shares of Common Stock that it Beneficially Owns (and which are entitled to vote on such matter) in favor of the election of each candidate designated, recommended or nominated for election by the Nominating and Corporate Governance Committee of the Board of Directors; and

(b) Other than with respect to the right to designate the Preferred Stock Directors, neither Purchaser nor any Liberty Party shall (i) nominate or designate, (ii) vote for, or (iii) make, or in any way participate, directly or indirectly, in, any “solicitation” of “proxies” to vote (as such terms are used in the rules of the SEC) or seek to advise or influence any person with respect to the voting of, any voting securities in respect of the election of, any candidate for election or appointment as a director except as provided in this Section 4.9;

provided that this Section 4.9 shall not be deemed to restrict the Preferred Stock Directors from participating as members of the Board of Directors and any committees thereof in their capacity as such.

ARTICLE V

MISCELLANEOUS

5.1 Survival. The representations and warranties of the parties contained in this Agreement or any other agreement, exhibit, schedule, certificate, instrument or writing delivered in connection with this Agreement shall survive until the first anniversary of the Closing, except that Sections 2.1(e) and 2.1(f) shall survive indefinitely. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent only that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.

5.2 Expenses. Each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement.

5.3 Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

5.4 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or other means of electronic transmission and such facsimiles or other means of electronic transmission will be deemed as sufficient as if actual signature pages had been delivered.

5.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York (except to the extent that mandatory provisions of Delaware law are applicable). The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

5.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	If to Purchaser:

Liberty Radio, LLC

c/o Liberty Media Corporation

12300 Liberty Boulevard

Attn:    General Counsel

Fax:    (720) 875-5382

with a copy to (which copy alone shall not constitute notice):

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, New York 10112

Attn:    Marc A. Leaf and Frederick H. McGrath

Fax:    (212) 408-2501

(b)	If to the Company:

Sirius XM Radio Inc.

1221 Avenue of the Americas

New York, New York 10020

Attn:    Patrick L. Donnelly, Esq.

Telephone:    (212) 584-5180

Fax:    (212) 584-5353

with a copy to (which copy alone shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn:    Gary L. Sellers, Esq.

Telephone:    (212) 455-2695

Fax:    (212) 455-2502

5.8 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof; and this Agreement will not be assignable except as expressly provided herein (any attempted assignment in contravention hereof being null and void), and except that this Agreement may be assigned by Purchaser to any Liberty Party that executes and delivers to the Company a written agreement to be bound by, and entitled to the benefits of, this Agreement, and upon any such assignment and assumption, all references in this Agreement to Purchaser shall be deemed to refer to such Liberty Party.

5.9 Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

(a) “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, (i) “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise, (ii) natural persons shall not be deemed to be Affiliates of each other, (iii) the Company and its Subsidiaries shall not be deemed to be Affiliates of the Liberty Parties, and (iv) DirecTV and its Subsidiaries shall not be deemed to be Affiliates of Liberty Media Corporation and its Subsidiaries.

(b) the word “or” is not exclusive;

(c) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(d) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(e) “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental action to close; and

(f) “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(g) “Beneficial Ownership” or “Beneficially Own” shall have the meaning given such term in Rule 13d-3 under the Exchange Act and a person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining any person’s Beneficial Ownership, such person shall be deemed to be the Beneficial Owner of any Equity Securities which may be acquired by such person, whether within 60 days or thereafter, upon the conversion, exchange, redemption or exercise of any warrants, options, rights or other securities issued by the Company or any subsidiary thereof. Notwithstanding anything to the contrary set forth herein, (x) (i) prior to the delivery to any counterparty of Equity Securities in final settlement of a Qualified Hedging Transaction and (ii) with respect to any Qualified Stock Lending Transactions until such time as the lending Liberty Party no longer has a right to the return of the securities lent thereunder, Liberty will be deemed to Beneficially Own all Equity Securities subject to such Qualified Hedging Transaction or Qualified Stock Lending Transaction and (y) prior to the pledgee commencing action to foreclose upon any Equity Securities pledged in any Qualified Pledge, any such pledged Equity Securities will be deemed Beneficially Owned by the pledging party.

(h) “Distributed Company” means, with respect to any Distribution Transaction, the person the equity interests of which are being distributed in such Distribution Transaction.

(i) “Distribution Transaction” involving any person that Beneficially Owns Equity Securities means any transaction pursuant to which the equity interests of (i) such person or (ii) any person that directly or indirectly owns a majority of the equity interests of such person are distributed (whether by redemption, dividend, share distribution, merger or otherwise) to all the holders of one or more classes or series of the common stock of the applicable Parent Company, which classes or series of common stock are registered under Section 12(b) or 12(g) of the Exchange Act (all the holders of one or more such classes or series, “Parent Company Holders”), on a pro rata basis with respect to each such class or series, or such equity interests of such person are available to be acquired by Parent Company Holders (including through any rights offering, exchange offer, exercise of subscription rights or other offer made available to Parent Company Holders), on a pro rata basis with respect to each such class or series, whether voluntary or involuntary.

(j) “DirecTV” means DirecTV Group Inc.

(k) “Equity Securities” means the equity securities of the Company, including shares of Common Stock, Preferred Stock and any other Company Preferred Stock.

(l) “In the Money Securities” means any securities or rights that are convertible into, or exercisable or exchangeable for, Common Stock at an exercise or conversion price per share of Common Stock that is less than the Closing Price on the NASDAQ on the day prior to the relevant date of determination.

(m) “Liberty” means Liberty Media Corporation, a Delaware corporation; provided that from and after the date of any Distribution Transaction involving any person that Beneficially Owns at least 50% of the Preferred Stock or Common Stock issued upon the conversion of Preferred Stock, and such person is a Qualified Distribution Transferee, the term “Liberty” will refer to the Distributed Company with respect to such Distribution Transaction.

(n) “Liberty Parties” means (v) Purchaser (w) Liberty, (x) DirecTV, (y) any Qualified Distribution Transferee, and (z) each Affiliate of Purchaser, Liberty, DirecTV, and/or any Qualified Distribution Transferee, until such time as such person is not an Affiliate of Purchaser, Liberty, DirecTV, and/or any Qualified Distribution Transferee.

(o) “Parent Company” means the publicly traded person that Beneficially Owns, through an unbroken chain of majority-owned subsidiaries, the person having record ownership of the Equity Securities. For purposes of this definition, the term “publicly traded” means that the Person in question (x) has a class or series of equity securities registered under Section 12(b) or 12(g) of the Exchange Act or (y) is required to file reports pursuant to Section 15(d) of the Exchange Act.

(p) “Qualified Distribution Transferee” means a person that meets the following conditions: (i) at the time of any transfer to it of Equity Securities, it is an Affiliate of Liberty, (ii) thereafter, by reason of a Distribution Transaction, it ceases to be an Affiliate of Liberty, and

(iii) prior to such transfer, it executes and delivers to the Company a written agreement to be bound by, and entitled to the benefits of, this Agreement, prospectively.

(q) “Qualified Hedging Transaction” means any transaction involving a Liberty Party, a Qualified Distribution Transferee or any Affiliate thereof whereby the counterparty engages in a (i) short sale, (ii) purchase, sale or grant of any right (including any put or call option), or (iii) forward sale (whether for a fixed or variable number of shares or at a fixed or variable price) of or with respect to, or any loan secured by, any Common Stock or any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from any Common Stock, and such term includes (a) the pledge by any Liberty Party, a Qualified Distribution Transferee or any Affiliate thereof of any Equity Securities in connection with any of the foregoing to secure the obligations of the pledgor under a Qualified Hedging Transaction and (b) the pledge of a Qualified Hedging Transaction itself to secure any extension of credit to a party based, in whole or part, on the value thereof, provided in all cases that the counterparty to such transaction is a financial institution in the business of engaging in such transactions.

(r) “Qualified Pledge” means a pledge of Equity Securities in connection with a secured borrowing transaction and not otherwise within the meaning of the definition of Qualified Hedging Transaction, the pledgee with respect to which is a financial institution in the business of engaging in secured lending and similar transactions.

(s) “Qualified Stock Lending Transactions” means a transaction whereby the Liberty Parties and their Affiliates lend shares of Common Stock to a third party or permit a third party to sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business, such shares of Common Stock, provided in all cases that the counterparty to such transaction is a financial institution in the business of engaging in such transactions.

(t) “Refinance” means, in respect of any indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other indebtedness in exchange or replacement for, such indebtedness. The terms “Refinanced” and “Refinancing” shall have correlative meanings.

(u) “Transfer” by any person means directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Equity Securities Beneficially Owned by such person or of any interest (including any voting interest) in any Equity Securities Beneficially Owned by such person; provided, however, that (i) no Transfer of Equity Securities shall be deemed to have occurred as a result of the entry into, modification of or existence of any Qualified Hedging Transaction unless and until such time as Common Stock is delivered upon settlement or termination of such Qualified Hedging Transaction, (ii) no Transfer of Equity Securities shall be deemed to have occurred as a result of the entry into, modification of or existence of any Qualified Stock Lending Transactions unless and until such time as the lending Liberty Party no longer has a right to the return of the securities lent thereunder, and (iii) no Transfer of Equity Securities shall be deemed to have occurred as a result of the entry into, modification of or existence of any Qualified Pledge, unless and until to the pledgee commences action to foreclose upon such Equity Securities. For the avoidance of doubt, a transfer of control of the direct or indirect Beneficial Owner of Equity Securities is a Transfer of such Equity Securities for purposes of this Agreement.

(v) “XM Facility Amendments” means (a) the amendment of Existing XM Facilities (as such term is defined in the Phase II Credit Agreement) so as to extend the term of the Existing XM Facilities by at least one year, and permit XM Opco to incur $150,000,000 of senior secured indebtedness under the Phase II Credit Agreement, in each case in form and substance reasonably satisfactory to Liberty Media Corporation, as Administrative Agent under the Phase II Credit Facility. and (b) the purchase by Liberty Media, LLC or one or more Affiliates thereof of approximately $100,000,000 principal amount of loans under the Existing XM Facilities.

5.10 Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

5.11 Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

5.12 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto, any benefit right or remedies, except that the provisions of Section 4.7 shall inure to the benefit of the persons referred to in that Section.

5.13 Public Announcements. Subject to each party’s disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor Purchaser will make any such news release without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure.

5.14 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement and the transactions contemplated hereby (including the funding of the Credit Agreements) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, and in the event that any action or suit is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law.

5.15 Termination. This Agreement will survive the Closing so long as the Liberty Parties in the aggregate hold shares of Preferred Stock and/or Common Stock in an amount (on an as-converted basis) equal to not less than the number of shares of Common Stock issuable upon conversion of 6,250,000 shares of Preferred Stock (appropriately adjusted from time to time after the date hereof for stock splits, reverse stock splits, combinations, reclassifications and similar transactions, at which time this Agreement shall automatically terminate and be of no further force or effect, except that the registration rights in Section 4.7 shall survive any such termination in accordance with its terms. Prior to the Closing, this Agreement may only be terminated:

(a) by mutual written agreement of the Company and Purchaser;

(b) by the Company or Purchaser, upon written notice to the other parties given at any time on or after December 31, 2009, in the event that the Closing shall not have occurred on or before such date;

(c) by the Company as permitted by Section 4.6;

(d) without any action by either party, if

(1) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(2) the Company or any material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (1) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (v) make a general assignment for the benefit of creditors.

In the event of any termination of this Agreement in accordance with this Section 5.15, neither party (or any of its Affiliates) shall have any liability or obligation to the other (or any of its Affiliates) under or in respect of this Agreement, except to the extent of (A) any liability arising from any breach by such party of its obligations of this Agreement arising prior to such termination, and (B) the Company’s obligations under Section 4.7. (registration rights) which shall survive in accordance with its terms.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

SIRIUS XM RADIO INC.

By:	/s/ Patrick L. Donnelly
Name: Patrick L. Donnelly Title: Executive Vice President, General Counsel and Secretary

LIBERTY RADIO, LLC

By:	/s/ David Flowers
Name: David Flowers Title: Senior Vice President and Treasurer

[Signature Page to Investment Agreement]